Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

AS OF December 31, 2023

NATURAL HEALTH TRENDS CORP.

A DELAWARE CORPORATION

Name	Jurisdiction

NHT Global, Inc.	United States (Delaware)
NHTC International, LLC	United States (Delaware)
NHT Global (Canada) Company	Canada
NHTC Holding Company	Cayman Islands
NHTC Trading Company	Cayman Islands
NHT Global Taiwan Company	Cayman Islands
NHT Global CIS Company	Cayman Islands
NHT Global (China) Commodities Co., Ltd.	China
NHT Global (Zhongshan) Cosmetics Co., Ltd.	China
NHT Global Hong Kong Limited	Hong Kong
Natural Health Trends Japan, Inc.	Japan
NHTC Global Singapore Pte. Ltd.	Singapore
NHTC Wellness Products Malaysia Sdn. Bhd.	Malaysia
NHTK Ltd.	South Korea
NHT Global Europe S.R.L.	Italy
NHT Global Peru S.A.C.	Peru
Natural Health Trends (Thailand) Ltd.	Thailand
PT Natural Health Trends Indonesia	Indonesia
NHTC (India) Private Limited	India
NHTGLOBAL BOLIVIA S.R.L.	Bolivia
NHT Global Colombia S.A.S.	Colombia

The names of omitted subsidiaries when considered in the aggregate as a single subsidiary do not constitute a significant subsidiary as of the end of the year covered by this report.